EXHIBIT 2.2


                      AMENDMENT TO SHARE EXCHANGE AGREEMENT

         THIS AMENDMENT TO SHARE EXCHANGE AGREEMENT ("THIS AGREEMENT") dated as of March 8, 1999, is made by and among Tel-Com Wireless Cable TV Corporation, a Florida corporation ("TEL-COM"), IBC Partners, a Florida general partnership ("IBC"), Melvin Rosen ("ROSEN") and Ivana Trump ("MS. TRUMP") to amend the Share Exchange Agreement by and among such parties, dated February 28, 1999 to be effective as of December 10, 1998 (the "AGREEMENT").

                              W I T N E S S E T H:

         WHEREAS, the Agreement contains defined terms that are used herein, and any such terms used in this Amendment that are not separately defined herein shall have the same meaning as in the initial text of the Agreement; and

         WHEREAS, in entering into the Agreement, the parties hereto intended that the Sellers would qualify to receive all of the 665,000 Performance Shares if in any calendar quarter either the gross revenues of 5th Avenue Channel exceed $25,000,000 or the net income of 5th Avenue Channel exceeds $1,000,000, notwithstanding that either of such events may occur in the same calendar quarter that the gross revenues of 5th Avenue Channel first exceed $10,000,000 (the "$10,000,000 PLUS QUARTER"), or more than $1,000,000 of net income is earned in a calendar quarter prior to the $10,000,000 Plus Quarter; and

         NOW, THEREFORE, in consideration of the foregoing premises, the payment of ten dollars ($10.00) by the Sellers to Tel-Com, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

         WHEREAS, in order to conform the Agreement to the aforesaid intention, the parties hereto agree as follows:

         Section 1 of the Agreement (captioned "EXCHANGE OF SHARES") is hereby amended to add the following sentence to the end of such Section 1, which new sentence hereby is incorporated into and deemed to be a part of such Section 1:

                  If in any calendar quarter the 5th Avenue Channel achieves either gross revenues in excess of $25,000,000 or net income of excess of $1,000,000, and prior to such calendar quarter its gross revenues for a calendar quarter had not been in excess of $10,000,000, all 665,000 Performance Shares shall be transferred from Tel-Com to the Sellers within thirty days of the close of such quarter.

         The Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto, individually and through Tel-Com's duly authorized officer and as all of the partners of IBC Partners have executed this Amendment as of the date first written above.

                           TEL-COM:

                           TEL-COM WIRELESS CABLE TV CORPORATION,
                           A FLORIDA CORPORATION



                           By: /S/ MELVIN ROSEN
                               ------------------------------------------------
                                     Name:     Melvin Rosen
                                     Title:    President


                           SELLERS:

                           IBC PARTNERS, A FLORIDA GENERAL PARTNERSHIP



                           By: /s/ ERIC LEFKOWITZ
                              -------------------------------------------------
                                     Name:    Eric Lefkowitz, partner


                           By: /s/ IVAN ROTHSTEIN
                              -------------------------------------------------
                                     Name:    Ivan Rothstein, partner



                           ROSEN:


                           /S/ MELVIN ROSEN
                           ----------------------------------------------------
                           Melvin Rosen



                           MS. TRUMP

                           /s/ IVANA TRUMP
                           ----------------------------------------------------
                           Ivana Trump

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